Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997
For financial analysts: Andy Ludwig, 610-774-3389
PPL Corporation Reports Second-Quarter 2020 Earnings

•Announces second-quarter reported earnings of $0.45 per share and earnings from ongoing operations of $0.55 per share.
•Reaffirms 2020 earnings from ongoing operations forecast range of $2.40 to $2.60 per share.
•Withdraws guidance for 2021, reflecting company’s announced process to sell the U.K. business.

        ALLENTOWN, Pa. (Aug. 10, 2020) - PPL Corporation (NYSE: PPL) on Monday (8/10) announced second-quarter 2020 reported earnings (GAAP) of $344 million, or $0.45 per share, compared with second-quarter 2019 reported earnings of $441 million, or $0.60 per share.
Reported earnings for the first six months of 2020 were $898 million, or $1.17 per share, compared with $907 million, or $1.24 per share, for the first six months of 2019.
        Adjusting for special items, second-quarter 2020 earnings from ongoing operations (non-GAAP) were $427 million, or $0.55 per share, compared to $422 million, or $0.58 per share, a year ago.
        Earnings from ongoing operations for the first six months of 2020 were $941 million, or $1.22 per share, compared to $930 million, or $1.27 per share a year ago.
"Across PPL, we continue to deliver electricity and gas reliably, to respond effectively to severe weather and to invest in energy infrastructure as we navigate the difficult challenges of the COVID-19 pandemic," said Vince Sorgi, PPL president and chief executive officer. “Following Tropical Storm Isaias, PPL Electric Utilities restored power to all 70,000 affected customers within 48 hours despite widespread damage and flooding, underscoring our ability to perform well even in the worst of conditions.
"We also remain well-positioned financially, we’ve been very effective in minimizing the impact of COVID-19 on our workforce, we maintain access to the materials and equipment we need, and our capital plans remain on track as we’ve experienced minimal delays apart from the early lockdown phase in the U.K.," Sorgi said.
In addition to announcing earnings results, PPL reaffirmed its 2020 guidance range of $2.40 to $2.60 per share, with results expected to track toward the lower end of the guidance range due to COVID-19 and unfavorable weather impacts in the first half of the year. Results for the first six months of 2020 included an estimated $0.06 per share unfavorable impact due to COVID-19, driven largely by lower sale volumes in the U.K. The company said it expects the full-year impacts of the pandemic to be manageable.
Looking ahead, the company continues to maintain a strong liquidity profile, manageable near-term debt maturities, confidence in its ability to refinance debt when needed and a flexible capital plan with no major project risks.
As announced separately today, PPL is initiating a formal process to sell its U.K. utility business in order to unlock shareowner value and position PPL as a purely U.S.-focused utility holding company. The decision to proceed with a sale process follows a comprehensive strategic review by PPL’s Board of Directors that assessed the company’s business mix and future growth opportunities.
The company said its use of proceeds from a sale would be focused on strengthening PPL’s balance sheet and enhancing the company’s long-term earnings growth, which could include supporting strategic growth opportunities in the U.S. and returning capital to shareowners
While there can be no assurance of any specific outcome, including whether it will result in the completion of any transaction, the company expects to announce a transaction in the first half of 2021. As a result, PPL is withdrawing its financial guidance for 2021.

Second-Quarter 2020 Earnings Details

        As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	2nd Quarter			Year to Date
	2020	2019	Change	2020	2019	Change
Reported earnings	$344	$441	(22)%	$898	$907	(1)%
Reported earnings per share	$0.45	$0.60	(25)%	$1.17	$1.24	(6)%

	2nd Quarter			Year to Date
	2020	2019	Change	2020	2019	Change
Earnings from ongoing operations	$427	$422	1%	$941	$930	1%
Earnings from ongoing operations per share	$0.55	$0.58	(5)%	$1.22	$1.27	(4)%

Second-Quarter 2020 Earnings by Segment

	2nd Quarter		Year to Date
Per share	2020	2019	2020	2019
Reported earnings
U.K. Regulated	$0.23	$0.39	$0.67	$0.75
Kentucky Regulated	0.10	0.13	0.26	0.29
Pennsylvania Regulated	0.15	0.13	0.31	0.29
Corporate and Other	(0.03)	(0.05)	(0.07)	(0.09)
Total	$0.45	$0.60	$1.17	$1.24

	2nd Quarter		Year to Date
	2020	2019	2020	2019
Special items (expense) benefit
U.K. Regulated	$(0.10)	$0.03	$(0.05)	$(0.03)
Kentucky Regulated	—	—	—	—
Pennsylvania Regulated	—	—	—	—
Corporate and Other	—	(0.01)	—	—
Total	$(0.10)	$0.02	$(0.05)	$(0.03)

	2nd Quarter		Year to Date
	2020	2019	2020	2019
Earnings from ongoing operations
U.K. Regulated	$0.33	$0.36	$0.72	$0.78
Kentucky Regulated	0.10	0.13	0.26	0.29
Pennsylvania Regulated	0.15	0.13	0.31	0.29
Corporate and Other	(0.03)	(0.04)	(0.07)	(0.09)
Total	$0.55	$0.58	$1.22	$1.27

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings for the second quarter of 2020 included net special-item after-tax charges of $83 million, or $0.10 per share, primarily from unrealized losses on foreign currency economic hedges and certain impacts related to COVID-19. Reported earnings for the second quarter of 2019 included net special-item after-tax benefits of $19 million, or $0.02 per share, primarily from unrealized gains on foreign currency economic hedges.
PPL's reported earnings for the first six months of 2020 included net special-item after-tax charges of $43 million, or $0.05 per share, from unrealized losses on foreign currency economic hedges and certain impacts related to COVID-19. Reported earnings for the first six months of 2019 included net special-item after-tax charges of $23 million, or $0.03 per share, primarily from unrealized losses on foreign currency economic hedges.

U.K. Regulated Segment
PPL’s U.K. Regulated segment consists of the regulated electricity delivery operations of Western Power Distribution (WPD), which serves Southwest and Central England and South Wales.

Reported earnings in the second quarter of 2020 decreased by $0.16 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2020 decreased by $0.03 per share compared with a year ago. Factors impacting second-quarter U.K. Regulated segment earnings results included $0.02 per share from the effect of dilution. Excluding dilution, factors driving earnings results included lower sales volumes primarily due to the impact of COVID-19 and lower pension income, offset by higher foreign currency exchange rates.
Reported earnings for the first six months of 2020 decreased by $0.08 per share compared with a year ago. Earnings from ongoing operations for the first six months of 2020 decreased by $0.06 per share compared with a year ago. Factors impacting six-month U.K. Regulated segment earnings results included $0.04 per share from the effect of dilution. Excluding dilution, factors driving earnings results included lower sales volumes primarily due to the impact of COVID-19, lower pension income and higher operation and maintenance expense, partially offset by higher foreign currency exchange rates and higher prices.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the second quarter of 2020 decreased by $0.03 per share compared with a year ago. Factors driving second-quarter Kentucky Regulated segment earnings results included lower commercial and industrial demand revenue due to the impact of COVID-19 and higher income taxes due to a tax credit realized in the second quarter of 2019, partially offset by higher retail rates effective May 1, 2019.
Reported earnings and earnings from ongoing operations for the first six months of 2020 decreased by $0.03 per share compared with a year ago. Factors impacting six-month Kentucky Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included lower commercial and industrial demand revenue due to the impact of COVID-19, lower sales volumes due to weather, higher income taxes due to a tax credit recognized in the second quarter of 2019 and higher depreciation, partially offset by higher retail rates effective May 1, 2019.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the second quarter of 2020 increased by $0.02 per share compared with a year ago. Factors impacting Pennsylvania Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included returns on additional capital investments in transmission, higher sales volumes due to weather and tax-related items, partially offset by higher operation and maintenance expense.
Reported earnings and earnings from ongoing operations for the first six months of 2020 increased by $0.02 per share compared with a year ago. Factors impacting six-month Pennsylvania Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included returns on additional capital investments in transmission, partially offset by lower sales volumes due to weather.

Corporate and Other
PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs.

Reported earnings in the second quarter of 2020 increased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2020 increased by $0.01 per share. Excluding special items, factors driving earnings results included lower income taxes partially offset by higher interest expense.
Reported earnings and earnings from ongoing operations for the first six months of 2020 increased by $0.02 per share compared with a year ago. Excluding special items, factors driving earnings results primarily included lower income taxes.

        2020 Earnings Forecast

PPL reaffirmed its 2020 earnings from ongoing operations forecast range of $2.40 to $2.60 per share, with a midpoint of $2.50 per share. This factors in an estimated $0.06 per share unfavorable impact due to COVID-19 through the end of the second quarter.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
See the table at the end of this news release for a complete reconciliation of the earnings forecast.

        Headquartered in Allentown, Pennsylvania, PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and U.K. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about second-quarter 2020 financial results at 11 a.m. Eastern time on Monday, Aug. 10. The call will be webcast live, in audio format, together with slides of the presentation. Slides will include information regarding PPL’s announcement that it is initiating a formal process to sell its U.K. business. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number to join the conference: 3493550. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Unrealized gains or losses on foreign currency economic hedges (as discussed below).
•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, including the process to sell PPL Corporation’s U.K. business, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: the novel coronavirus pandemic or other pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions, including our ability to successfully execute our plan to divest PPL Corporation’s U.K. business within the anticipated timeframe or any particular terms, if at all, or that such plan may not yield the anticipated benefits; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	June 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$1,278	$815
Accounts receivable	771	792
Unbilled revenues	388	504
Fuel, materials and supplies	333	332
Current price risk management assets	234	147
Other current assets	264	177
Property, Plant and Equipment
Regulated utility plant	43,226	42,709
Less: Accumulated depreciation - regulated utility plant	8,261	8,055
Regulated utility plant, net	34,965	34,654
Non-regulated property, plant and equipment	452	357
Less: Accumulated depreciation - non-regulated property, plant and equipment	88	109
Non-regulated property, plant and equipment, net	364	248
Construction work in progress	1,456	1,580
Property, Plant and Equipment, net	36,785	36,482
Noncurrent regulatory assets	1,472	1,492
Goodwill and other intangibles	3,816	3,940
Pension benefit asset	740	464
Noncurrent price risk management assets	75	149
Other noncurrent assets	364	386
Total Assets	$46,520	$45,680

Liabilities and Equity
Short-term debt	$828	$1,151
Long-term debt due within one year	2,058	1,172
Accounts payable	804	956
Other current liabilities	1,478	1,621
Long-term debt	21,098	20,721
Deferred income taxes and investment tax credits	3,402	3,212
Accrued pension obligations	491	587
Asset retirement obligations	219	212
Noncurrent regulatory liabilities	2,539	2,572
Other deferred credits and noncurrent liabilities	559	485
Common stock and additional paid-in capital	12,263	12,222
Earnings reinvested	5,383	5,127
Accumulated other comprehensive loss	(4,602)	(4,358)
Total Liabilities and Equity	$46,520	$45,680

(1) The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating Revenues	$1,739	$1,803	$3,793	$3,882

Operating Expenses
Operation
Fuel	138	168	301	362
Energy purchases	133	138	334	388
Other operation and maintenance	487	482	963	972
Depreciation	319	300	636	584
Taxes, other than income	67	75	147	155
Total Operating Expenses	1,144	1,163	2,381	2,461

Operating Income	595	640	1,412	1,421

Other Income (Expense) - net	76	131	201	183

Interest Expense	253	246	501	487

Income Before Income Taxes	418	525	1,112	1,117

Income Taxes	74	84	214	210

Net Income	$344	$441	$898	$907

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.45	$0.61	$1.17	$1.26
Diluted	$0.45	$0.60	$1.17	$1.24

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	768,768	721,785	768,358	721,406
Diluted	769,408	730,915	769,073	730,436

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities
Net income	$898	$907
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	636	584
Amortization	29	31
Defined benefit plans - (income) expense	(105)	(135)
Deferred income taxes and investment tax credits	169	154
Unrealized (gains) losses on derivatives, and other hedging activities	25	22
Other	14	12
Change in current assets and current liabilities
Accounts receivable	10	22
Accounts payable	(98)	(102)
Prepayments	(75)	(79)
Accrued interest	(55)	(63)
Unbilled revenues	107	70
Regulatory assets and liabilities, net	(47)	(72)
Other	(38)	(55)
Other operating activities
Defined benefit plans - funding	(193)	(207)
Other	22	(19)
Net cash provided by operating activities	1,299	1,070
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,576)	(1,474)
Purchase of investments	—	(55)
Proceeds from the sale of investments	9	61
Other investing activities	(6)	(11)
Net cash used in investing activities	(1,573)	(1,479)
Cash Flows from Financing Activities
Issuance of long-term debt	1,598	769
Retirement of long-term debt	—	(200)
Proceeds from project financing	96	—
Issuance of common stock	33	35
Payment of common stock dividends	(636)	(594)
Issuance of term loan	300	—
Net increase (decrease) in short-term debt	(619)	206
Other financing activities	(27)	(18)
Net cash provided by financing activities	745	198
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(6)	(4)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	465	(215)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	836	643
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,301	$428

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at June 30,	$291	$278
Accrued expenditures for intangible assets at June 30,	$81	$59

Key Indicators (Unaudited)

	Twelve Months Ended
	June 30
Financial	2020	2019

Dividends declared per share of common stock	$1.655	$1.645
Book value per share (1)(2)	$16.97	$16.60
Market price per share (1)	$25.84	$31.01
Dividend yield	6.4%	5.3%
Dividend payout ratio (3)	72.3%	67.5%
Dividend payout ratio - earnings from ongoing operations (3)(4)	69.0%	68.8%
Return on common equity	13.9%	15.0%
Return on common equity - earnings from ongoing operations (4)	14.5%	14.7%
Spot rate of U.S. dollar per British pound sterling for Balance Sheet translation (5)	$1.23	$1.29
Average rate of U.S. dollar per British pound sterling for Statement of Income translation (6)	$1.46	$1.35

(1) End of period.
(2) Based on 768,783 and 721,840 shares of common stock outstanding (in thousands) at June 30, 2020, and June 30, 2019.
(3) Based on diluted earnings per share.
(4) Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.
(5) As of May 31, 2020, and November 30, 2019, as WPD is consolidated on a one-month lag.
(6) Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			Percent			Percent
(GWh)	2020	2019	Change	2020	2019	Change

PA Regulated Segment
Retail Delivered	8,089	8,278	(2.3)%	17,535	18,396	(4.7)%

KY Regulated Segment
Retail Delivered	6,404	6,988	(8.4)%	13,632	14,599	(6.6)%
Wholesale (1)	104	243	(57.2)%	230	785	(70.7)%
Total	6,508	7,231	(10.0)%	13,862	15,384	(9.9)%

Total U.S.	14,597	15,509	(5.9)%	31,397	33,780	(7.1)%

U.K. Regulated Segment
Delivered	15,774	17,841	(11.6)%	35,672	37,823	(5.7)%

(1) Represents FERC-regulated municipal and unregulated off-system sales. KU's service to eight municipalities terminated effective April 30,
2019. KU continues to provide service to two municipalities.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2020	(millions of dollars)
	U.K.		KY		PA		Corp.
	Reg.		Reg.		Reg.		& Other	Total
Reported Earnings	$179		$74		$118		$(27)	$344
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $17	(65)		—		—		—	(65)
Talen litigation costs, net of tax of $0	—		—		—		(2)	(2)
COVID-19 impact, net of tax of $4 (1)	(12)		(4)		—		—	(16)
Total Special Items	(77)		(4)		—		(2)	(83)
Earnings from Ongoing Operations	$256		$78		$118		$(25)	$427

	(per share - diluted)
	U.K.		KY		PA		Corp.
	Reg.		Reg.		Reg.		& Other	Total
Reported Earnings	$0.23	$	$0.10	$	$0.15	$	$(0.03)	$0.45
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.08)		—		—		—	(0.08)
COVID-19 impact (1)	(0.02)		—		—		—	(0.02)
Total Special Items	(0.10)		—		—		—	(0.10)
Earnings from Ongoing Operations	$0.33		$0.10		$0.15		$(0.03)	$0.55

(1) COVID-19 impact relates to incremental costs for labor not chargeable to capital projects due to U.K. government lockdown restrictions, outside services, customer payment processing, purchases of personal protective equipment and other safety related actions associated with the COVID-19 pandemic.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2020	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$519	$201	$236	$(58)	$898
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $6	(23)	—	—	—	(23)
Talen litigation costs, net of tax of $1	—	—	—	(4)	(4)
COVID-19 impact, net of tax of $4 (1)	(12)	(4)	—	—	(16)
Total Special Items	(35)	(4)	—	(4)	(43)
Earning from Ongoing Operations	$554	$205	$236	$(54)	$941

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.67	$0.26	$0.31	$(0.07)	$1.17
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.03)	—	—	—	(0.03)
COVID-19 impact (1)	(0.02)	—	—	—	(0.02)
Total Special Items	(0.05)	—	—	—	(0.05)
Earnings from Ongoing Operations	$0.72	$0.26	$0.31	$(0.07)	$1.22

(1) COVID-19 impact relates to incremental costs for labor not chargeable to capital projects due to U.K. government lockdown restrictions, outside services, customer payment processing, purchases of personal protective equipment and other safety related actions associated with the COVID-19 pandemic.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2019	(millions of dollars)
	U.K.		KY		PA		Corp.
	Reg.		Reg.		Reg.		& Other	Total
Reported Earnings	$284		$97		$94	$	$(34)	$441
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($7)	24		—		—		—	24
Talen litigation costs, net of tax of $1	—		—		—		(1)	(1)
Other, net of tax of $1	(4)		—		—		—	(4)
Total Special Items	20		—	—	—		(1)	19
Earnings from Ongoing Operations	$264		$97		$94		$(33)	$422

	(per share - diluted)
	U.K.		KY		PA		Corp.
	Reg.		Reg.		Reg.		& Other	Total
Reported Earnings	$0.39	$	$0.13	$	$0.13	$	$(0.05)	$0.60
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.04		—		—		—	0.04
Talen litigation costs	—		—		—		(0.01)	(0.01)
Other	(0.01)		—		—		—	(0.01)
Total Special Items	0.03		—		—		(0.01)	0.02
Earnings from Ongoing Operations	$0.36		$0.13		$0.13		$(0.04)	$0.58

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$548	$214	$215	$(70)	$907
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $4	(16)	—	—	—	(16)
Talen litigation costs, net of tax of $1	—	—	—	(3)	(3)
Other, net of tax of $1	(4)	—	—	—	(4)
Total Special Items	(20)	—	—	(3)	(23)
Earnings from Ongoing Operations	$568	$214	$215	$(67)	$930

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.75	$0.29	$0.29	$(0.09)	$1.24
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.02)	—	—	—	(0.02)
Other	(0.01)	—	—	—	(0.01)
Total Special Items	(0.03)	—	—	—	(0.03)
Earnings from Ongoing Operations	$0.78	$0.29	$0.29	$(0.09)	$1.27

Reconciliation of PPL's Earnings Forecast
After-tax (Unaudited)
(per share - diluted)

	2020 Forecast Range
	Midpoint	High	Low
Estimate of Reported Earnings	$2.45	$2.55	$2.35
Less: Special Items (expense) benefit:(1)
Foreign currency economic hedges	(0.03)	(0.03)	(0.03)
COVID-19 impact (2)	(0.02)	(0.02)	(0.02)
Total Special Items	(0.05)	(0.05)	(0.05)
Forecast of Earnings from Ongoing Operations	$2.50	$2.60	$2.40

(1) Reflects only special items recorded through June 30, 2020. PPL is not able to forecast special items for future periods.
(2) COVID-19 impact relates to incremental costs for labor not chargeable to capital projects due to U.K. government lockdown restrictions, outside services, customer payment processing, purchases of personal protective equipment and other safety related actions associated with the COVID-19 pandemic.